                                                                  Exhibit 99.77C

                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77C

(a) A Special Meeting of the Shareholders of the Lifestyle Trusts of Manufacturers Investment Trust (the "Trust") was held at the Trust's principal office at 73 Tremont Street, Boston, Massachusetts on April 28, 2000 at 10:00 a.m.

(b)      Not applicable.

(c)      Proposals

Proposal 1
Approval of an Amendment to the Advisory Agreement between the Trust and Manufacturers Securities Services, providing for an advisory fee with respect to each Lifestyle Trust.

PORTFOLIO                                                 NUMBER OF SHARES         NUMBER OF SHARES      NUMBER OF SHARES
                                                            FOR PROPOSAL           AGAINST PROPOSAL         ABSTAINED
Lifestyle Aggressive 1000 Trust                            6,041,092.583            403,015.368           585,075.049
Lifestyle Growth 820 Trust                                25,315,720.245          1,890,703.752         2,066,021.003
Lifestyle Balanced 640 Trust                              26,583,946.420          1,609,218.081         2,854,909.499
Lifestyle Moderate 460 Trust                              10,211,942.568            640,406.820           994,568.611
Lifestyle Conservative 280 Trust                           6,346,695.928            364,378.455           789,636.617

Proposal 2
Approval of an Amendment to the Subadvisory Agreement between Manufacturers Securities Services, LLC and Manufacturers Adviser Corporation providing for a subadvisory fee with respect to each Lifestyle Trust.

PORTFOLIO                                                 NUMBER OF SHARES       NUMBER OF SHARES       NUMBER OF SHARES
                                                            FOR PROPOSAL         AGAINST PROPOSAL          ABSTAINED
Lifestyle Aggressive 1000 Trust                            5,997,844.067            454,525.410           576,813.522
Lifestyle Growth 820 Trust                                25,190,153.029          1,920,311.542         2,161,980.429
Lifestyle Balanced 640 Trust                              26,495,065.665          1,674,381.260         2,878,627.076
Lifestyle Moderate 460 Trust                              10,280,656.015            661,462,711           904,799.275
Lifestyle Conservative 280 Trust                           6,346,695.928            364,378.455           789,636.617

Proposal 3
Approval of a Subadvisory Consulting Agreement between Manufacturers Adviser Corporation and State Street Global Advisors with respect to each Lifestyle Trust.

PORTFOLIO                                                 NUMBER OF SHARES       NUMBER OF SHARES       NUMBER OF SHARES
                                                            FOR PROPOSAL         AGAINST PROPOSAL         ABSTAINED
Lifestyle Aggressive 1000 Trust                            5,977,261.583            455,835.999           596,085.357
Lifestyle Growth 820 Trust                                25,148,563.001          1,846,191.886         2,277,690.113
Lifestyle Balanced 640 Trust                              26,434,469.368          1,638,484.795         2,975,119.837
Lifestyle Moderate 460 Trust                              10,151,020.943            665,467.796          1,030429.261
Lifestyle Conservative 280 Trust                           6,320,886.956            367,584.470           812,239.574